EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GLENN R. RICHTER JOINS BOARD OF DIRECTORS
OF USF CORPORATION

(Chicago — January 21, 2005) USF Corporation (NASDAQ: USFC) today announced the appointment of Glenn R. Richter, 42, to the Company’s Board of Directors. Mr. Richter is currently Executive Vice President and Chief Financial Officer for Sears, Roebuck and Co. In his position, Richter is responsible for the company’s financial reporting, planning, and business development functions. He also leads Sears’ strategy, information technology, credit and financial services, real estate, non-merchandising procurement and continuous improvement initiatives.

In 2002, he was named Senior Vice President and Chief Financial Officer and was appointed Executive Vice President in 2004. Richter joined Sears as Vice President and Controller in 2000 and became Vice President of Finance the following year.

Before joining Sears, Mr. Richter held various senior financial positions at Dade Behring International and PepsiCo. Earlier in his career he served as a consultant at McKinsey and Company. Mr. Richter received his bachelor’s degree from George Washington University and earned an MBA from Duke University.

“We are delighted that Glenn Richter is joining our Board. Glenn’s solid business skills and financial background will be a valuable addition that will complement those of our existing USF Board members. We welcome Glenn’s assistance in providing valuable oversight and direction to the strategy, operations and management of USF Corporation,” said Paul J. Liska, Executive Chairman of USF Corporation.

Sears, Roebuck and Co. is a leading retailer of apparel, home and automotive products and services, with annual revenue of more than $41 billion. The company serves homes and families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a wide variety of merchandise and services through its Web sites, sears.com and landsend.com.

USF Corporation, a $2.3 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

Corporate Contact:
USF Corporation
James J. Hyland 773-824-2213